EXHIBIT 3.57

CERTIFICATE OF INCORPORATION

OF

SIMBA GROUP, INC.

THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is Simba Group, Inc.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is one thousand (1,000) shares, which shall consist of one class as follows: 1,000 shares of common stock, par value $100 per share. Each holder of any of the shares of any class or series of the capital stock of the corporation shall be entitled to a preemptive right to purchase or subscribe for any additional issue of shares of such class or series, or securities convertible into shares of such class or series; provided, however, that there shall be no such preemptive right with respect to the issuance of shares or options to any officer or employee of the corporation or its subsidiaries pursuant to any compensation or incentive plan adopted by the board of directors.

5. The name and mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS
Bruce Sparks	c/o Anker Energy Corporation 2708 Cranberry Square Morgantown, West Virginia 26505

6. The Corporation is to have perpetual existence.

7. The Corporation shall indemnify to the full extent authorized or permitted by the laws of the State of Delaware, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, domestic or foreign, against expenses; attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by him in connection with such action, suit or proceeding and shall advance expenses incurred by an officer or director in defending such civil or criminal action, suit or proceeding to the full extent authorized or permitted by the laws of the State of Delaware upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by Section 145 of the Delaware General Corporation Law.

8. A director shall have no person liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; however, the foregoing provision shall not eliminate the liability of a director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

9. The principal place of business of the Corporation may be located within or outside the State of Delaware. Meetings of the stockholders may be held within or outside the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any applicable provision of law) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

10. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, its directors and its stockholders, it is further provided that (a) the board of directors of the Corporation is expressly authorized and empowered to adopt, amend or repeal by-laws subject to the power of the stockholders to amend or repeal by-laws made by the board of directors and (b) elections of directors of the Corporation need not be by written ballot.

IN WITNESS WHEREOF, I, the undersigned, hereby make this Certificate, declaring and certifying that this is my act and deed and that the facts herein stated are true, and accordingly I have hereunto set my hand this 26th day of June, 1996.

/s/ Bruce Sparks
Bruce Sparks

CERTIFICATE OF RENEWAL AND REVIVAL OF

CERTIFICATE OF INCORPORATION

OF

SIMBA GROUP, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) SIMBA GROUP, INC.

2. The corporation was organized under the provisions of the General Corporation Law of the State of Delaware. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware is June 27, 1996.

3. The address, including the street, city, and county, of the registered office of the corporation in the State of Delaware and the name of the registered agent at such address are as follows: The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

4. The corporation hereby procures a renewal and revival of its certificate of incorporation, which became inoperative by law on March 1, 2005 for failure to file annual reports and non-payment of taxes payable to the State of Delaware.

5. The certificate of incorporation of the corporation, which provides for and will continue to provide for, perpetual duration, shall, upon the filing of this Certificate of Renewal and Revival of the Certificate of Incorporation in the Department of State of the State of Delaware, be renewed and revived and shall become fully operative on February 28, 2005.

6. This Certificate of Renewal and Revival of the Certificate of Incorporation is filed by authority of the duly elected directors as prescribed by Section 312 of the General Corporation Law of the State of Delaware.

Signed on March 28, 2005

/s/ Raymond J. McElhaney, President
Raymond J. McElhaney, President

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

OF

SIMBA GROUP, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is SIMBA GROUP, INC.

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on March 8, 2006

/s/ Roger Nicholson
Name:	Roger Nicholson
Title:	Secretary